Exhibit 99.2
SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On January 2, 2025, Nu Skin Enterprises, Inc. (“Nu Skin” “we” or the “Company”), through our consolidated subsidiary Mavely Seller LLC (“Seller”), entered into a Unit Purchase Agreement, dated as of January 2, 2025 (the “Purchase Agreement”), by and among Seller, Mavely LLC (“Mavely”), Clout.io Holdings, Inc. (“Purchaser”) and Mavrck LLC, and disposed of all of our equity interests in Mavely. As a result of the disposal, as of January 2, 2025, Mavely and its subsidiaries will no longer be included in our consolidated financial statements.

The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2024 assumes that the sale occurred on September 30, 2024. The following unaudited pro forma condensed consolidated statements of operations of the Company for the nine month period ended September 30, 2024 and for the year ended December 31, 2023 are presented as if the disposal had occurred as of January 1, 2023.

The unaudited pro forma condensed consolidated financial statements are presented based on information currently available, are intended for informational purposes only, and do not purport to represent what the Company’s financial position and results of operations actually would have been had the sale occurred on the dates indicated, or to project the Company’s financial performance for any future period.

The unaudited pro forma condensed consolidated financial statements and the accompanying notes should be read in conjunction with the unaudited condensed consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-Q for the quarterly period ended September 30, 2024. The unaudited pro forma condensed consolidated financial statements and the accompanying notes should also be read in conjunction with the audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K for the fiscal year ended December 31, 2023.

The Historical columns in the Unaudited Pro Forma Condensed Consolidated Balance Sheet and the Unaudited Pro Forma Condensed Consolidated Statements of Operations reflect the Company’s historical financial statements for the periods presented and do not reflect any adjustments related to the disposal.

The information in the Transactions Accounting Adjustments column in the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2024 was derived from the unaudited information supporting the unaudited financial statements included in the Company’s Form 10-Q for the quarterly period ended September 30, 2024. The information in the Transactions Accounting Adjustments column in the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2023 was derived from the information supporting the audited financial statement included in the Company’s Form 10-K for the fiscal year ended December 31, 2023.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 30, 2024

(In thousands)	Historical (as reported)	Transaction Accounting Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$227,751	$197,800	(b)	$425,551
Current investments	10,077	—		10,077
Accounts receivable, net	68,812	(14,834)	(a)	53,978
Inventories, net	247,789	—		247,789
Prepaid expenses and other	98,942	(296)	(a)	98,646
Total current assets	653,371	182,670		836,041

Property and equipment, net	410,673	(1,185)	(a)	409,488
Operating lease right-of-use assets	85,550	—		85,550
Goodwill	99,885	(12,602)	(a)	87,283
Other intangible assets, net	85,266	(8,431)	(a)	76,835
Other assets	248,150	10,000	(c)	258,150
Total assets	$1,582,895	$170,452		$1,753,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,736	$(230)	(a)	$32,506
Accrued expenses	246,615	(11,903)	(a)	234,712
Current portion of long-term debt	60,000	—		60,000
Total current liabilities	339,351	(12,133)		327,218

Operating lease liabilities	68,351	—		68,351
Long-term debt	373,470	—		373,470
Other liabilities	94,848	—		94,848
Total liabilities	876,020	(12,133)		863,887

Stockholders’ equity:
Class A common stock	91	—		91
Additional paid-in capital	624,665	—		624,665
Treasury stock, at cost	(1,563,878)	—		(1,563,878)
Accumulated other comprehensive loss	(105,040)	—		(105,040)
Retained earnings	1,751,037	182,585	(d)	1,933,622
Total stockholders’ equity	706,875	182,585		889,460
Total liabilities and stockholders’ equity	$1,582,895	$170,452		$1,753,347

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
For the Nine Months Ended September 30, 2024

(In thousands, except for per share data)	Historical (as reported)	Transaction Accounting Adjustments		Pro Forma
Revenue	$1,286,532	$(37,368)	(e)	$1,249,164
Cost of sales	383,828	(583)	(e)	383,245
Gross profit	902,704	(36,785)		865,919

Operating expenses:
Selling expenses	486,617	(26,676)	(e)	459,941
General and administrative expenses	358,107	(9,112)	(e)	348,995
Restructuring and impairment expenses	156,484	—		156,484
Total operating expenses	1,001,208	(35,788)		965,420

Operating income (loss)	(98,504)	(997)		(99,501)
Interest expense	20,545	—		20,545
Other income, net	1,800	22	(e)	1,822

Income (loss) before provision for income taxes	(117,249)	(975)		(118,224)
Provision (benefit) for income taxes	(6,760)	(244)	(e)	(7,004)

Net income (loss)	$(110,489)	$(731)		$(111,220)

Net income (loss) per share:
Basic	$(2.23)			$(2.24)
Diluted	$(2.23)			$(2.24)

Weighted-average common shares outstanding:
Basic	49,645			49,645
Diluted	49,645			49,645

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
For the Year Ended December 31, 2023

(In thousands, except for per share data)	Historical (as reported)	Transaction Accounting Adjustments			Pro Forma
Revenue	$1,969,131	$(24,654)	(e)		$1,944,477
Cost of sales	611,850	—			611,850
Gross profit	1,357,281	(24,654)			1,332,627

Operating expenses:
Selling expenses	742,365	(22,088)	(e)		720,277
General and administrative expenses	546,858	(10,302)	(e)		536,556
Restructuring and impairment expenses	19,790	—			19,790
Total operating expenses	1,309,013	(32,390)			1,276,623

Operating income	48,268	7,736			56,004
Interest Expense	25,560	—			25,560
Other expense, net	3,870	182,583	(e,g	)	186,453

Income before provision for income taxes	26,578	190,319			216,897
Provision (benefit) for income taxes	17,983	47,580	(f)		65,563

Net income	$8,595	$142,739			$151,334

Net income per share:
Basic	$0.17				$3.04
Diluted	$0.17				$3.04

Weighted-average common shares outstanding:
Basic	49,711				49,711
Diluted	49,860				49,860

Pro Forma Adjustments and Assumptions

Separation transaction accounting adjustments:

(a)	Reflects the adjustments to eliminate the assets and liabilities attributable to the Mavely business.

(b)	Reflects net cash proceeds from the transaction, less certain purchase price adjustments and estimated transaction costs.

(c)	Reflects approximately one million shares of ownership interest in Purchaser.

(d)	Reflects the effect on total stockholders’ equity of the adjustments described in notes (a) - (c) above.

(e)	Reflects the adjustments to eliminate the historical operating results of Mavely.

(f)	Reflects the provision (benefit) for income taxes for the adjustments made to income before provision for income taxes at a statutory tax rate of 25%.

(g)
Reflects the estimated $182.6 million gain arising from the transaction. No adjustments have been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the Purchase Agreement.